Exhibit 99.1

Nkarta to Host Webcast to Discuss Initial Clinical Data for NKX019 in Autoimmune Diseases at ACR Convergence 2026

SOUTH SAN FRANCISCO, Calif., November 6, 2026 (GLOBE NEWSWIRE) -- Nkarta, Inc. (Nasdaq: NKTX), a clinical-stage biotechnology company developing engineered natural killer (NK) cell therapies to treat autoimmune diseases, today announced that it will host a webcast on Monday, November 9, 2026, at 8:00 a.m. ET, to review initial clinical data from its Ntrust program evaluating NKX019 in myositis and systemic sclerosis being presented at the American College of Rheumatology (ACR) Convergence 2026 in Orlando.

Live Webcast

To access the webcast, please register through this link: https://nkarta-clinical-update-acr-convergence-2026.open-exchange.net/

A replay will be archived on the Investors section of Nkarta’s website, www.nkartatx.com.

About the Ntrust℠ Clinical Trials in Autoimmune Disease

Ntrust-1 (NCT06557265) and Ntrust-2 (NCT06733935) are multi-center, open-label, dose-escalation clinical trials in patients with autoimmune disease receiving lymphodepletion followed by CD19-targeted CAR-NK cell therapy. Both trials assess the safety of NKX019 in people living with autoimmune diseases as well as its potential to achieve durable remission via a “reset” of the immune system through the elimination of pathogenic B cells.

The Ntrust trials are enrolling up to 12 patients per dose level per disease indication, with leading indications in myositis and systemic sclerosis, as well as ANCA-associated vasculitis, rheumatoid arthritis, lupus nephritis, and primary membranous nephropathy. Additional patients may be enrolled if needed to refine patient populations for further study.

In both studies, patients receive a three-dose cycle of NKX019 following lymphodepletion with fludarabine and cyclophosphamide or cyclophosphamide alone, if they have significant cytopenia at baseline. This approach is designed to evaluate the single-agent activity of NKX019 and facilitate a more rapid path to regulatory approval. Patients in both trials may also receive additional cycles, if needed, to restore response or enable a deeper response.

About NKX019

NKX019 is an allogeneic, cryopreserved, off-the-shelf immunotherapy candidate that uses natural killer (NK) cells derived from the peripheral blood of healthy adult donors. It is engineered with a humanized CD19-directed chimeric antigen receptor (CAR) for enhanced cell targeting and a proprietary, membrane-bound form of interleukin-15 (IL-15) for greater persistence and activity without exogenous cytokine support. CD19 is a biomarker for normal B cells as well as those implicated in autoimmune disease. Nkarta is evaluating NKX019 in multiple autoimmune conditions.

About Nkarta

Nkarta is a clinical-stage biotechnology company advancing the development of allogeneic, off-the-shelf natural killer (NK) cell therapies for people living with autoimmune diseases. By harnessing the power of the innate immune system to eliminate pathogenic B cells driving the autoimmune response, Nkarta is advancing novel cell therapies engineered for deep therapeutic impact. The on-demand availability and outpatient dosing of our CAR-NK cells enable a broad population of patients with different autoimmune conditions to conveniently access NK cell therapy in community health settings. For more information, please visit the company’s website at www.nkartatx.com.

Nkarta Media/Investor Contact:

Nadir Mahmood

Nkarta, Inc.

nmahmood@nkartatx.com